                                                                    Exhibit 10.3

                            ASSET PURCHASE AGREEMENT

                                      among

                                  ASHCON, INC.
                   (the Seller and a Pennsylvania corporation
               formerly known as Dauphin Graphic Machines, Inc.),

                               CHRISTOPHER J. LUNT
                    (the majority shareholder of the Seller),

                         DAUPHIN GRAPHIC MACHINES, INC.,
             (a newly-formed Pennsylvania corporation and the Buyer)

                                       and

                            PAMARCO TECHNOLOGIES INC.
         (a Delaware corporation and the sole shareholder of the Buyer)


    Section                                                                 Page
    -------                                                                 ----


1.    Definitions............................................................  1
2.    Sale and Purchase......................................................  5
3.    Closing................................................................ 10
4.    Representations and Warranties of the Selling Parties.................. 10
5.    Representations and Warranties of the Buying Parties................... 17
6.    Conditions Precedent to Obligations of the Buying Parties.............. 18
7.    Conditions Precedent to Obligations of the Selling Parties. ........... 18
8.    Payment of Tax Liabilities............................................. 18
9.    Competition and Confidentiality by the Selling Parties................. 19
10.   Additional Covenants................................................... 20
11.   Indemnification. ...................................................... 21
12.   Contents of Agreement, Amendment, Parties in Interest, Assignment, Etc. 23
13.   Interpretation......................................................... 24
14.   Notices................................................................ 24
15.   Governing Law.......................................................... 25
16.   Counterparts........................................................... 25

Schedules
---------

2.6   Assumed Liabilities
4.3   Required Consents
4.5   Encumbrances
4.6   Real Property
4.7   Fixed Asset Schedule
4.8   Leases
4.11  Liabilities
4.14  Litigation; Governmental Permits
4.15  Contracts
4.16  Insurance
4.20  Benefit Plans
4.22  Payments to Affiliates

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made as of January 23, 1995 by and among Dauphin Graphic Machines, Inc., a Pennsylvania corporation formed on the date hereof (the "Buyer"), Pamarco Technologies Inc., a Delaware corporation ("Pamarco," and together with the Buyer, the "Buying Parties"), Ashcon, Inc., formerly known as Dauphin Graphic Machines, Inc. and a Pennsylvania corporation (the "Seller"), and Christopher J. Lunt, a Pennsylvania resident ("Lunt," and together with the Seller, the "Selling Parties"). Certain terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                   Background
                                   ----------

         The Seller and Pamarco are engaged in similar lines of business. Lunt and his wife, Karen Fox Lunt (together referred to as the "Shareholders") own all of the outstanding capital stock of the Seller. Pamarco owns all of the outstanding capital stock of the Buyer and has formed the Buyer on the date hereof for the purpose of entering into this Agreement. Subject to the terms and conditions of this Agreement, on the date hereof, the Seller is selling to the Buyer, and the Buyer is buying from the Seller, the Assets, subject to Buyer's assumption of the Assumed Liabilities.

                                   Witnesseth
                                   ----------

         NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Definitions.
         ------------

         For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

         "1994 Distributions" is defined in Section 4.4(c).

         "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates.

         "Agreement" means this Agreement and the exhibits and schedules hereto.

         "Assets" is defined in Section 2.1(a).

         "Assigned Leases" is defined in Section 4.8.

         "Assumed Liabilities" is defined in Section 2.6(a).



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         "Balance Sheet Date" is defined in Section 4.4.

         "Benefit Plans" means all employee benefit plans of the Seller within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of Seller, or present or former beneficiary, dependent or assignee of any such employee or former employee.

         "Building Lease" means the Agreement of Lease, dated April 1, 1990, among the Seller, as the tenant, and Frederick G. Lunt and Patricia Ann Lunt, as the landlords.

         "Building Lease Assignment" means the Assignment and Assumption Agreement among the lessors under the Building Lease, the Seller and the Buyer, dated the date hereof.

         "Business" means the entire business, operations and facilities of the Seller.

         "Buyer" is defined above in the preamble.

         "Buyer Paydown Amount" is defined in Section 2.2(d).

         "Certain Seller Liabilities" is defined in Section 2.2(c).

         "Charter Documents" means an entity's certificate or articles of incorporation, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

         "Closing" means the closing on the Transactions.

         "Closing Date" means the date on which the Closing is held.

         "Closing Payments" is defined in Section 2.2(a).

         "Contingent Purchase Price" is defined in Section 2.3(a).

         "Contract" means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any person or its property under applicable law.

         "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

         "Custom Software" means any computer software that has been developed or designed for use in the Business.


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



         "Customer Records" is defined in Section 2.1(a)(v).

         "Default" means (a) a breach, default or violation, or (b) the occurrence of an event that with the passage of time or the giving of notice, or both, would constitute a breach, default or violation.

         "Dispute Notice" is defined in Section 2.4(c).

         "Earnings Period" is defined in Section 2.3(a).

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "Environmental Condition" is defined in Section 4.14(b).

         "Environmental Law" is defined in Section 4.14(b).

         "Environmental Liabilities" means any Liabilities arising from or related to an Environmental Condition or a Default under an Environmental Law.

         "Employment Agreements" means the Employment Agreements between the Buyer and each of Chris Lunt, Richard Leitzel, Rodney Fenstermacher and Kyle Monroe, all dated the date hereof.

         "Employee Subscription Agreement" means the Employee Subscription Agreement between Pamarco and Lunt, dated as of the date hereof.

         "ERISA" means the Employee Retirement Income Act of 1974, as amended.

         "Escrow Agent" means First Fidelity Bank, N.A.

         "Escrow Agreement" means the Escrow Agreement among the Seller, the Buyer and the Escrow Agent, dated the date hereof.

         "Escrow Funds" is defined in Section 2.2(b)(i).

         "Excluded Assets" is defined in Section 2.1(b).

         "Excluded Land" means the two parcels of real estate described on
SCHEDULE 4.6.

         "Financial Statements" is defined in Section 4.4.

         "GAAP" means generally accepted accounting principles.



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



         "Governmental Permits" is defined in Section 4.14(c).

         "Subordination and Pledge Agreement" means the Subordination and Pledge Agreement among the Seller, Lunt, the Buyer and First Fidelity Bank, N.A., dated the date hereof.

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

         "Minor Contracts" is defined in Section 4.15.

         "Note Reduction" means a prepayment as part of the Contingent Purchase Price of Lunt's obligation under the Note and Pledge Agreement delivered by Lunt in accordance with the Employee Subscription Agreement.

         "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

         "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity.

         "Pre-Tax Income" is defined in Section 2.3.

         "Purchase Price" is defined in Section 2.3(a).

         "Regulation" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Required Consents" is defined in Section 4.3.

         "Seller" is defined above in the preamble.

         "Shareholders" is defined above in the Background section.

         "Specialty Printing" means Specialty Printing, Inc., a Pennsylvania corporation.



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



         "Stock Option" means an option to purchase shares of Class A Common Stock of Pamarco at an exercise price of $10 per share, which option is granted under a Stock Option Agreement.

         "Stock Option Agreement" means a Stock Option Agreement substantially in the form of Exhibit "A" hereto.

         "Subchapter S Income" is defined in Section 8.1.

         "Subordinated Note" means the 6% Subordinated Note payable by the Buyer to the Seller in the aggregate principal amount $1.0 million, dated the date hereof.

         "Transaction Documents" means this Agreement, the Building Lease Assignment, the Employment Agreements, the Escrow Agreement, the Stock Option Agreement, the Subordinated Note and the other agreements and documents contemplated thereby.

"Transactions" means the sale of the Assets and the other transactions contemplated by the Transaction Documents.

2.       Sale and Purchase.
         ------------------

         2.1 ASSIGNMENT OF ASSETS.

         (a) At the Closing on the date hereof, the Seller is granting, selling, conveying, assigning, transferring and delivering to the Buyer, and the Buyer is purchasing from the Seller, all right, title and interest of the Seller in and to all of the Assets, free and clear of all Encumbrances. The term "Assets" means all assets, properties and rights of the Seller on the Closing Date of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, excluding the Excluded Assets, but including the following:

                           (i) All cash and cash equivalents;

                           (ii) All accounts receivable and other receivables;

                           (iii) All inventory;

                           (iv) All furniture, fixtures, automobiles, leasehold
                  improvements, tooling, machinery and equipment;

                           (v) All customer records, including principal
                  contacts, address and telephone number, purchasing history, payment information and any other information with respect to the Seller's customers (the "Customer Records");

                           (vi) All records related to suppliers, employees and
                  other aspects of the Business;

                           (vii) All patents, patent applications, logos,
                  tradenames, including rights to the name "Dauphin Graphic Machines, Inc.";

                           (viii) All manufacturing, warehouse and office
                  supplies;

                           (ix) All computer software (including documentation
                  and related object and source codes);

                           (x) All rights under the Building Lease, and any
                  easements, deposits or other rights pertaining thereto;

                           (xi) All rights under any Governmental Permits;

                           (x) Any capital stock or other interests in any
                  Person;

                           (xi) All rights related to any prepaid expenses; and

                           (xii) All rights under any insurance contracts.

         (b) Notwithstanding the foregoing, the Assets do not include any of the following (the "Excluded Assets"):

                           (i) shares of capital stock, notes receivable and any
                  other rights related to Specialty Printing; and

                           (ii) the Excluded Land.

         2.2 PURCHASE PRICE.

         (a) The total purchase price for the Assets (the "Purchase Price") equals the sum of (i) $4,250,000 in cash, subject to reduction in accordance with paragraph (c) below (the "Closing Payments"), (ii) the principal amount of the Subordinated Note, (iii) the Buyer Paydown Amount, (iv) the Contingent Purchase Price and (v) the Assumed Liabilities.

         (b) The Buyer shall pay the Purchase Price to the Seller as set forth below:

                           (i) At the Closing, the Buyer is paying by a wire
                  transfer of immediately available funds (A) $3,000,000 to the Seller and (B) $750,000 to the Escrow Agent in accordance with the Escrow Agreement (the "Escrow Funds").


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



                           (ii) At the Closing, the Seller has directed the
                  Buyer to pay a $500,000 portion of the Purchase Price to Pamarco on behalf of Lunt in order to pay a like portion of Lunt's obligation under his Employee Subscription Agreement.

                           (iii) At the Closing, the Buyer is delivering to the
                  Seller the Subordinated Note.

                           (iv) At the Closing, the Buyer is assuming the
                  Assumed Liabilities as provided in Section 2.6.

                           (v) The Buyer shall pay the Seller the Contingent
                  Purchase Price to the extent that it shall be due under
                  Section 2.3.

         (c) Notwithstanding the foregoing, the Purchase Price shall be reduced to the extent that the aggregate balance of Certain Seller Liabilities (defined below) as of the Closing Date is less than $1,344,915 excluding the Buyer Paydown Amount of $112,500. The Buyer shall deduct any such deficiency from the cash amount of $3,500,000 payable to the Seller at the Closing. The term "Certain Seller Liabilities" means the following Liabilities of the Seller: (i) the Line of Credit, dated March 6, 1989 and amended February 13, 1992, payable to Community Banks, N. A. (the "Existing Lender") in the maximum amount of $1,500,000 (the "Credit Line"); and (ii) the Promissory Note, dated February 25, 1994, in the amount of $840,000, payable to the Existing Lender and secured by 23 SSC press units and four SSC folders.

         (d) At the Closing, the Buyer shall pay the Existing Lender $112,500 to reduce the amount due under the Credit Line (the "Buyer Paydown Amount"), and the Seller shall pay in full the remainder of the Credit Line and all other obligations of the Seller to the Existing Lender.

         2.3 CONTINGENT PURCHASE PRICE.

         (a) The Buying Parties shall deliver the Contingent Purchase Price to the Seller if the aggregate Pre-Tax Income of the Business during the period beginning on January 1, 1995 and continuing for three years thereafter (referred to herein as the "Earnings Period") shall be at least $3,400,000. The term "Contingent Purchase Price" means the cash, Stock Options or Note Reduction specified below in this paragraph (a). If the Pre-Tax Income of the Business is at least $3,400,000 during the Earnings Period, the Buying Parties shall deliver the Contingent Purchase Price specified below for the range of Pre-Tax Income that shall be achieved for the Earnings Period:



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




PRE-TAX INCOME                 CASH      NOTE REDUCTION          TOTAL
--------------                 ----      --------------          -----

$3,400,000 to $3,499,999     $250,000       $250,000            $500,000
$3,500,000 to $3,599,999     $333,000       $250,000            $583,000
$3,600,000 to $3,699,999     $406,000       $250,000            $656,000
$3,700,000 to $3,799,999     $500,000       $250,000            $750,000
$3,800,000 to $3,899,999     $583,000       $250,000            $833,000
$3,900,000 to $3,999,999     $666,000       $250,000            $916,000
$4,000,000 and greater       $750,000       $250,000          $1,000,000


PRE-TAX INCOME            STOCK OPTIONS
--------------            -------------

$4,000,000 to $4,099,999      6,250
$4,100,000 to $4,199,999     12,500
$4,200,000 to $4,299,999     18,750
$4,300,000 and greater       25,000


         (b) The Buyer shall calculate and cause its independent accountants to report on the Pre- Tax Income of the Business (each an "Income Determination") within 90 days after each of the following dates: (i) December 31, 1995; December 31, 1996; and December 31, 1997. Within 20 days after completion of each Income Determination, the Buyer shall give the Seller notice (the "Income Notice") of the results of the Income Determination together with access to all work papers and all other supporting accounting documents.

         (c) The Seller may dispute any Income Determination in the following manner. Within 30 days after the Buyer gives the Income Notice, the Seller shall give the Buyer notice of its disagreement with the Income Determination (the "Dispute Notice"), and such notice shall specify in detail the nature of the disagreement. During the 20 days after the day on which the Dispute Notice is given, the Seller and the Buyer shall attempt to resolve such dispute. If they fail to reach a written agreement regarding the dispute, the Seller shall refer the matter to a firm of certified independent accountants (the "Second Firm") that is different from the firm that initially prepared the Income Determination, and cause the Second Firm to also determine the Pre-Tax Income of the Business for the Earnings Period (the "Second Income Determination") within the 60 days after such 20-day period. The Seller shall give the Buyer prompt notice of the results of the Second Income Determination. The average of the Income Determination prepared by the first firm of accountants (the "First Income Determination") and of the Second Income Determination shall be the final and binding Income Determination for the purposes of determining whether the Buyer shall be obligated to pay the Seller any Contingent Purchase Price. The Buyer shall deliver any Contingent Purchase

Price due to the Seller in four equal installments on June 1 of 1998, and on March 31 of 1999, 2000 and 2001; any cash portion of the Contingent Purchase Price shall be paid by a wire transfer of immediately available funds and shall be subject to the terms of the Subordination and Pledge Agreement. The Seller shall pay the fees and expenses of the Second Firm with respect to the Second Income Determination.

         (d) "Pre-Tax Income" means income determined in accordance with GAAP applied on a consistent basis without taking into account any of the following items: (i) deductions or accruals for any Federal, state or local income taxes;
(ii) net operating loss carryforwards or carrybacks; (iii) any interest expense related to the Buyer's being obligated for a term loan in an amount over $1,000,000; (iv) any increase in depreciation expense over the amount reflected in the Financial Statements for the year ended December 31, 1994 to the extent that any such increase shall result from using the purchase method of accounting with respect to the sale of the Assets hereunder; (v) any management, consulting or similar fees paid to Pamarco, Bradford Ventures, Ltd. or any of their respective Affiliates, successors or assigns; (vi) any interest expense incurred by Buyer with respect to any debts or liabilities that result from Buyer's acquisition of another business by means of a merger, a purchase or otherwise;
(vii) any income or loss resulting from any such acquired business; (viii) any change in GAAP in comparison to those in effect on January 23, 1995; and (ix) any items that would be considered extraordinary items under GAAP.

         2.4 ESCROW ACCOUNT. At the Closing, the Seller and the Buyer are entering into the Escrow Agreement with the Escrow Agent under which the Escrow Agent shall hold the Escrow Funds for possible claims against the Seller under
Section 11.

         2.5 ALLOCATION OF THE PURCHASE PRICE. The Purchase Price shall be allocated among the Assets pursuant to the valuation study to be performed by the Buyer within 30 days after the Closing. Such allocation shall be in accordance with applicable requirements of the Code and the Regulations adopted thereunder. Neither Seller nor Buyer will take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with such allocation.

         2.6 ASSUMPTION OF LIABILITIES.

         (a) As of the Closing, the Buyer shall assume, and pay, discharge or perform, as appropriate, only the Liabilities of the Seller specifically identified on SCHEDULE 2.6 hereto (the "Assumed Liabilities").

         (b) Notwithstanding paragraph (a) above or any other provision of this Agreement, the Buyer is not assuming under this Agreement or any other Transaction Documents as of the Closing or at any time any of the following: (i) Liabilities arising out of any breach by the Seller of any provision of any Contract; (ii) any product liability or similar claim for injury to any person or property, regardless of when made or asserted, that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by the Seller, or alleged to have been made by the Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of the Seller on or prior to the Closing; (iii) subject to the tax-reimbursement obligations under Section 10, any Federal, state or local income or other tax payable with respect to the Business, the Assets, or other properties or operations of the Seller or any member of any affiliated group of which the Seller is a member for any period prior to the Closing Date, except to the extent that such taxes are included in the taxes specified in subparagraph
(a)(i) of this Section 2.6; (iv) any Liabilities under or in connection with any Excluded Assets; (v) any Liabilities arising prior to or as a result of the Closing to any employees, agents or independent contractors of the Seller, whether or not employed by the Buyer after the Closing, or under any benefit plan or arrangement with respect thereto; (vi) any Liabilities of the Seller arising or incurred in connection with the negotiation, execution and performance of this Agreement and the Transactions; (vii) any Environmental Liabilities arising from or related to circumstances existing on or before the Closing Date.

3.       Closing.
         --------

         The Closing is taking place at the offices of Riker, Danzig, Scherer, Hyland & Perretti, counsel to First Fidelity Bank, N.A., in Morristown, New Jersey, on January 23, 1995. At the Closing, subject to the terms and conditions contained herein:

                  (a) The Seller is delivering to the Buyer a bill of sale and such other instruments and documents of conveyance and transfer as are necessary and effective, in the judgment of counsel to the Buying Parties, to transfer and assign to, and vest in, the Buyer all of the Seller's right, title and interest in and to the Assets, and simultaneously with such delivery, all such steps are being taken as may be required to put the Buyer in actual possession and operating control of the Assets;

                  (b) The Buyer is delivering the Closing Payments to the Seller and the Escrow Agent; and

                  (c) The Selling Parties and the Buying Parties are delivering or causing to be delivered the documents required to satisfy the conditions specified in Sections 8 and 9, respectively.

4.       Representations and Warranties of the Selling Parties.
         ------------------------------------------------------

         The Selling Parties hereby, jointly and severally, represent and warrant to the Buying Parties as follows:

         4.1 CORPORATE STATUS AND OWNERSHIP. The Seller is a corporation duly organized, validly existing and in good standing under the laws under which it was incorporated. The Seller is not required to qualify to do business as a foreign corporation in any jurisdiction except where the failure to so qualify would not have a material adverse effect on the Business. The Seller was duly


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



authorized to conduct business under the name "Dauphin Graphic Machines, Inc." and has taken all actions that are necessary to change its name to Ashcon, Inc. Lunt owns a majority, and the Shareholders own all, of the issued and outstanding shares of capital stock of the Seller.

         4.2 AUTHORIZATION. The Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance have been duly authorized by all necessary corporate action, including approval by the Shareholders as the sole shareholders of the Seller. The Transaction Documents have been duly executed and delivered by, and constitute valid and binding obligations of, each Selling Party that is a party thereto, enforceable against each such party in accordance with their terms.

         4.3 CONSENTS AND APPROVALS. Except for the consents specified on
SCHEDULE 4.3 (the "Required Consents"), neither the execution and delivery by any Selling Party of the Transaction Documents to which it is a party, nor the performance of the Transactions by any Selling Party, require any filing, consent or approval or constitute a Default under (a) any Regulation or Court Order to which any Selling Party is subject, (b) the Charter Documents or bylaws of the Seller or (c) any Contract, Government Permit or other document to which any Selling Party is a party or by which the properties or other assets of any Selling Party may be subject. All Required Consents have been obtained and are enforceable against the respective parties that have delivered them.

         4.4 FINANCIAL STATEMENTS.

         (a) The Seller has delivered to the Buyer correct and complete copies of the Seller's unaudited monthly financial statements consisting of a balance sheet of the Seller as of the end of each month from July 1994 through December 31, 1994 and the related statements of income, retained earnings and cash flows for the periods then ended. The Seller has also delivered to the Buyer correct and complete copies of financial statements consisting of a balance sheet of the Seller as of June 30, 1993 and 1994 and as of December 31, 1992 and 1993 and the related statements of income, retained earnings and cash flows for the periods then ended, all of which have been reviewed by the firm of Custer & Custer, P.C. In addition, the Seller has delivered to the Buyer a balance sheet of the Seller as of the Closing Date. All such financial statements specified in this Section
4.4 are referred to herein collectively as the "Financial Statements."

         (b) The Financial Statements are consistent with the books and records of the Seller, and there have not been any material transactions that have not been or will not be recorded in the accounting records underlying such Financial Statements. In addition, except with respect to inventory, the Financial Statements have been prepared in accordance with GAAP consistently applied and present accurately the financial position and assets and liabilities of Seller as of the respective dates thereof, and the results of its operations for the respective periods then ended, subject in the case of interim statements to customary year-end adjustments. The balance sheet of the Seller as of December 30, 1994 is referred to herein as the "December Balance Sheet," and the date thereof is referred to as the "Balance Sheet Date."


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



         (c) The total amount of income distributed to the Shareholders for the year ended December 31, 1994 in their role as the sole shareholders of the Seller is $633,238.35 (the "1994 Distributions").

         4.5 TITLE TO ASSETS AND RELATED MATTERS. The Seller has good and marketable title to all of the Assets, and upon execution and delivery of the Transaction Documents, the Buyer is acquiring good and marketable title to all of the Assets, in both cases free from any Encumbrances except those specified on SCHEDULE 4.5. The use of the Assets is not subject to any Encumbrances.

         4.6 REAL PROPERTY. Except for the Excluded Land, which is described on
SCHEDULE 4.6, and the real estate that is the subject of the Building Lease, the Seller has not owned or used any real property.

         4.7 CERTAIN PERSONAL PROPERTY. SCHEDULE 4.7 is a complete fixed asset schedule, describing and specifying the location of all items of tangible personal property that were included in the December Balance Sheet at a carrying value of at least $10,000. All of such personal property is in good operating condition, except for reasonable wear and tear and such defects as would not, in the aggregate, have a material adverse effect on the Business or the Assets.

         4.8 ASSIGNED LEASES. SCHEDULE 4.8 lists any property, including any real property, that is possessed by the Seller under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers. SCHEDULE 4.8 also lists the leases under which such assets and property are possessed. All of such leases, including the Building Lease, are referred to herein as the "Assigned Leases." To the knowledge of any Selling Party, the Seller is not currently in Default under any of the Assigned Leases, and neither of the Selling Parties is aware of any Default by any of the lessors thereunder. The Building Lease Assignment is enforceable against the lessors under the Building Lease.

         4.9 ACCOUNTS RECEIVABLE. The accounts receivable of the Seller are bona fide accounts receivable created in the ordinary course of business and are good and collectible at the aggregate recorded amounts thereof (a) subject to reduction for bad debts in accordance with the Seller's operating history and
(b) within periods of time normally prevailing in the Seller's Business.

         4.10 INVENTORY. All inventory of the Seller consists of items of quality and quantity saleable in the ordinary course of business at the Seller's regular sales prices in the ordinary course of its business. The inventory records for the Seller that have been delivered to Buyer are accurate with respect to the data contained therein.

         4.11 LIABILITIES. Except as specified on SCHEDULE 4.11, the Seller does not have any Liabilities, and the Assets are not subject to any Liabilities, except (a) to the extent specifically disclosed on the December Balance Sheet,
(b) Liabilities incurred since the date thereof that, individually or in the aggregate, are not material to the Business or the Assets, and (c) Liabilities under any Contracts specifically disclosed on any Schedule to this Agreement that were not required under GAAP to have been specifically disclosed or reserved for on the December Balance Sheet.

         4.12 TAXES. The Seller has duly filed all foreign, federal, state, local and other tax returns that are required to be filed and that were due prior to the Closing Date, and has paid all material taxes and assessments that have become due pursuant to such returns or pursuant to any assessment received. All taxes and other assessments and levies that the Seller is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper gov ernmental authorities or are properly held by the Seller for such payment. There are no proceedings or other actions, nor to any Selling Party's knowledge is there any basis for any proceedings or other actions, for the assessment and collection of material additional taxes of any kind for any period for which returns have or should have been filed.

         4.13 SUBSIDIARIES. Except for shares of capital stock of and notes receivable from Specialty Printing, the Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, joint venture or other legal entity.

         4.14 LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW.

         (a) There is no Litigation that is pending or, to any Selling Party's knowledge, threatened against or related to the Seller, the Business or the Assets. There has been no Default under any Regulations applicable to the Seller with respect to the Assets or the Business, including Regulations relating to pollution or protection of the environment, except for any Defaults that, in the aggregate, are not material to the Business or the Assets. There has been no Default with respect to any Court Order applicable to the Seller with respect to the Business or the Assets.

         (b) Without limiting the generality of Section 4.14(a), there has not been any Environmental Condition (defined below) at or relating to the premises at which the Business has been conducted, or at or relating to any property owned, leased or operated by the Seller or any Affiliate of Seller (or any predecessor thereof) at any time, or at or relating to any property at which wastes have been deposited or disposed by or at the behest or direction of the Seller or any Affiliate of the Seller, nor has the Seller or any Affiliate of the Seller received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, whether created by the Seller, any Affiliate of the Seller or any third party, at or relating to any such property or premises that is reasonably likely to (i) require abatement or correction under an Environmental Law (defined below), (ii) give rise to any civil or criminal liability under an Environmental Law, or (iii) create a public or private nuisance, including the presence or release of asbestos, PCBs, hazardous substances, radioactive waste or radon in amounts that would require any such abatement or correction described in clause (i), give rise to any such civil or criminal penalty described in clause (ii) or create any such public or private nuisance specified in clause (iii). "Environmental Law" means all currently effective Regulations and currently effective Court Orders relating to pollution or protection of the environment as well as any currently effective principles of common law under which a party may be held liable for the release or discharge of any materials into the environment.

         (c) The Seller has obtained and is in full compliance with all governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations (the "Governmental Permits"), all of which are listed in SCHEDULE 4.14 along with their respective expiration dates, that are required for the complete operation of the Business as currently operated. All of the Governmental Permits are currently valid and in full force, and, to any Selling Party's knowledge, no revocation, cancellation or withdrawal thereof has been threatened. The Seller has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits.

         4.15 CONTRACTS.

         (a) SCHEDULE 4.15 lists each Contract of the following types to which the Seller is a party, or by which it is bound, except for any Contract that may be terminated by the Seller on not more than 30 days' notice without any Liability and any Contract under which the executory obligation of the Seller involves an amount of less than $10,000 (such excepted Contracts are referred to collectively as "Minor Contracts"):

                           (i) Contracts with any present or former stockholder,
                  director, officer, employee, partner or consultant of any Selling Party or Affiliate thereof;

                           (ii) Contracts for the future purchase of, or payment
                  for, supplies or products, or for the lease of any Asset from or the performance of services by a third party, in excess of $25,000 in any individual case, or any Contracts for the sale of inventory or products that involve an amount in excess of $25,000 with respect to any one supplier or other party;

                           (iii) Contracts to sell or supply products or to
                  perform services that involve an amount in excess of $25,000 in any individual case;

                           (iv) Contracts to lease to or to operate for any
                  other party any Asset that involve an amount in excess of $25,000 in any individual case;

                           (v) Any notes, debentures, bonds, conditional sale
                  agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of any Selling Party or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other person or entity;

                           (vi) Any Contracts under which any Encumbrances exist
                  with respect to any Assets; and

                           (vii) Any other Contracts (other than Minor Contracts
                  and those described in any of (i) through (vi) above) not made in the ordinary course of business.

         (b) To any Selling Party's knowledge, the Seller is not in Default under any Contract, which Default could result in a Liability on the part of the Seller in excess of $20,000 in any individual case, and the aggregate Liabilities that could result from all such Defaults do not exceed $50,000. The Seller has not received any communication from, or given any communication to, any other party indicating that the Seller or such other party, as the case may be, is in Default under any Contract where such Default could have a material adverse effect on the Business.

         4.16 INSURANCE. SCHEDULE 4.16 lists all policies or binders of insurance held by or on behalf of the Seller or relating to the Business or any of its Assets, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. To any Selling Party's knowledge, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on the Business. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Seller, except for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on the Business or the Assets.

         4.17 PATENTS AND OTHER INTELLECTUAL PROPERTY. The Business as previously and currently operated did not and does not utilize any patent, trademark, tradename, service mark, copyright, Custom Software, trade secret or know-how. To any Selling Party's knowledge, the Seller does not infringe upon or unlawfully or wrongfully use any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another.

         4.18 COMPUTER SOFTWARE. Any Custom Software included in the Assets, together with all know-how and processes used in connection therewith, functions as intended, is in machine-readable form, and includes all computer programs, materials, tapes, know-how, object and source codes and procedures used by the Seller in the Business.

         4.19 EMPLOYEE RELATIONS. The Seller is not (a) a party to, involved in or, to any Selling Party's knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and the Seller has not experienced any work stoppage during the last three years. The Seller has delivered to the Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of the Seller.

         4.20 ERISA. SCHEDULE 4.20 contains a complete list of all Benefit Plans sponsored or maintained by the Seller or under which the Seller may be obligated. For purposes of this Section 4.20, the term "Seller" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended, the "Code") that includes the Seller, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the
Code) with the Seller, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes the Seller and any other entity required to be aggregated with the Seller pursuant to the regulations issued under Section 414(o) of the Code.

         4.21 CORPORATE RECORDS. The minute books of the Seller contain complete, correct and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and shareholders. The stock record book of the Seller is complete, correct and current.

         4.22 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, the Seller has conducted the Business in the ordinary course and there has not been with respect to the Seller:

                           (a) any material adverse change in the Business, the
                  Assets or the Seller's Liabilities;

                           (b) any distribution or payment declared or made in
                  respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;

                           (c) any increase in the compensation payable or to
                  become payable to any director, officer, employee or agent, except for merit and seniority increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

                           (d) any sale, assignment or transfer of Assets, or
                  any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

                           (e) other than in the ordinary course of business,
                  any waiver or release of any claim or right or cancellation of any debt held; or

                           (f) any payments to any Affiliate of the Seller,
                  except as specified in SCHEDULE 4.22.

         4.23 ASSETS. The Assets include all rights and property that are necessary to the conduct of the Business by the Buyer in the manner in which it is currently conducted by the Seller.

         4.24 PREVIOUS SALES; WARRANTIES. All goods sold or distributed by the Seller were of merchantable quality, and the Seller has not breached any express or implied warranties in connection with the sale or distribution of such goods or in connection with the performance of any services, except for breaches that would not adversely affect the Buyer after the Closing. The Seller has provided the Buyer with true and correct copies of all warranties (a) made by all Persons from whom the Seller has obtained any goods that have been resold or distributed by the Seller, including any goods that constituted parts included in other goods sold or distributed by the Seller, and (b) made by the Seller with respect to any goods that have been sold or distributed by the Seller or services performed by the Seller.

         4.25 DISTRIBUTORS, CUSTOMERS OR SUPPLIERS. No Selling Party is aware that any major distributor, customer or supplier intends to cease doing business with the Seller or, after the Closing, with the Buyer or to alter materially the amount of business done with the Seller or the Buyer due to consummation of the Transactions or any other reason. To any Selling Party's knowledge, the Customer Records are accurate in all material respects.

         4.26 FINDER'S FEES. Except for Siegel Business Services, Inc., no Person retained by any Selling Party is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         4.27 ACCURACY OF INFORMATION. No representation or warranty by any Selling Party in any Transaction Document, and no information contained therein or otherwise delivered to the Buyer or in connection with the Transactions, including the Financial Statements and the due diligence questionnaire completed and given to the Buying Parties, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

5.       Representations and Warranties of the Buying Parties.

         The Buying Parties hereby, jointly and severally, represent and warrant to the Selling Parties as follows:

         5.1 CORPORATE. Each Buying Party is a corporation duly organized, validly existing and in good standing under the laws under which it was incorporated.

         5.2 AUTHORIZATION. Each Buying Party has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance have been duly authorized by all necessary corporate action. The Transaction Documents have been duly executed and delivered by, and constitute valid and binding obligations of, each Buying Party that is a party thereto, enforceable against each such Buying Party in accordance with their terms.

         5.3 CONSENTS AND APPROVALS. Neither the execution and delivery by any Buying Party of the Transaction Documents to which it is a party, nor the performance of the Transactions by any Buying Party, require any filing, consent or approval or constitute a Default under (a) any Regulation or Court Order to which any Buying Party is subject, (b) the Charter Documents or bylaws of any Buying Party or (c) any Contract, Government Permit or other document to which any Buying Party is a party or by which the properties or other assets of any Buying Party may be subject.

         5.4 FINDER'S FEES. No Person retained by any Buying Party is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         5.5 ACCURACY OF INFORMATION. No representation or warranty by any Buying Party in any Transaction Document, and no information contained therein or otherwise delivered to the Seller or in connection with the Transactions, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

6.       Conditions Precedent to Obligations of the Buying Parties.
         ----------------------------------------------------------

         All obligations of the Buying Parties to consummate the Transactions at the Closing are subject to the fulfillment (or waiver) of each of the following conditions:

         6.1 ENCUMBRANCES. The Encumbrances set forth on SCHEDULE 4.5 have been removed, except for the Encumbrance related to the Equipment Note.

         6.2 ANCILLARY DOCUMENTS. All parties to the following agreements have executed and delivered the following documents: the Building Lease Assignment, the Escrow Agreement, the Employment Agreements and the Employee Subscription Agreement.

         6.3 LEGAL OPINION. The Buying Parties have received the legal opinion of Kerwin & Kerwin, counsel to the Selling Parties.

         6.4 RELEASE. The Buying Parties have received a copy of Siegel Business Services, Inc.'s release of the Selling Parties with respect to the Transactions.

7.       Conditions Precedent to Obligations of the Selling Parties.
         -----------------------------------------------------------

         All obligations of the Selling Parties to consummate the Transactions at the Closing are subject to the fulfillment (or waiver) of each of the following conditions:

         7.1 ANCILLARY DOCUMENTS. All parties to the following agreements have executed and delivered the following agreements: the Building Lease Assignment, the Escrow Agreement, the Employment Agreements and the Employee Subscription Agreement.

         7.2 LEGAL OPINION. The Selling Parties have received the legal opinion of Morgan, Lewis & Bockius, counsel to the Buying Parties.

8.       Payment of Tax Liabilities.
         ---------------------------

         8.1 SUBCHAPTER S INCOME. For the purposes of this Agreement, "Subchapter S Income" means the income of the Seller that is required to be included in the income of the Shareholders under the "pass through" rules for "S" corporations under Section 1366 of the Code, less the 1994 Distributions.

         8.2 1994 TAX LIABILITIES. Notwithstanding any other provision of this Agreement, the Buyer shall pay to the Shareholders not later than April 1, 1995 an amount equal to their respective liabilities up to $285,000 for federal and state income taxes (other than any interest or penalties) with respect to the Subchapter S Income for the fiscal year ended December 31, 1994.

         8.3 1995 TAX LIABILITIES. Following the Closing, the Seller will cause the Seller's accountants to prepare compiled financial statements for the Seller in accordance with generally accepted accounting principles for the period from January 1, 1995 through the Closing Date (the "1995 Interim Period"). Such accountants shall also compute the Subchapter S Income for the Interim Period, and the Shareholders' respective liabilities for federal and state income taxes (other than any interest or penalties) with respect to the Seller's operations during the Interim Period but excluding any tax liabilities with respect to the sale of the Assets and the other Transactions contemplated by the Transaction Documents (the "1995 Tax Liabilities"). The Seller shall provide the Buyer with whatever documents the Buyer may reasonably request in order to verify the foregoing calculations. The Buyer shall pay to the Shareholders on April 1, 1995 an amount equal to the 1995 Tax Liabilities of the Shareholders.

         8.4 TAX REIMBURSEMENT. The Buyer shall pay to the Shareholders any additional federal or state income taxes for the Buyer's operations during the 1995 Interim Period that must be paid by them pursuant to a determination of the appropriate governmental taxing authority. The foregoing obligation shall not extend to any interest and penalties that may be due in connection with any such additional taxes.

9.       Competition and Confidentiality by the Selling Parties.
         -------------------------------------------------------

         9.1 RESTRICTED PERIOD. None of the Selling Parties shall, at any time within the Restricted Period (defined below), directly or indirectly, engage in, or have any interest on behalf of itself or others in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) that engages within the Restricted Territory in any of the business activities in which the Seller has at any time been engaged, including the refurbishing and remanufacturing of printing presses and the manufacturing and sale of replacement parts for printing presses. The "Restricted Period" means
(a) with respect to the Seller, the three-year period immediately following the Closing Date, and (b) with respect to Lunt, the longer of (i) the three-year period immediately following the Closing Date or (ii) the period during which Lunt shall be employed by the Buyer or an Affiliate of the Buyer plus (A) an additional two years if Lunt resigns from such employment or (B) an additional one year if the Buyer or such an Affiliate terminates such employment. The "Restricted Territory" means the area comprising the entire United States of America, Canada and those other areas of the world in which the Seller has engaged in business at any time within the two years prior to the Closing Date.

         9.2 CONFIDENTIAL INFORMATION. Prior to the Closing and indefinitely thereafter, none of the Selling Parties shall divulge, communicate or use in any way, any confidential information or trade secrets of the Business, including personnel information, know-how and other technical information, customer lists, customer information and supplier information (the "Confidential Information").

         9.3 AFFILIATES. The terms of this Section 10 shall apply to each Selling Party and any of its Affiliates to the same extent as if they were parties hereto, and each Selling Party shall take whatever actions may be necessary to cause its Affiliates to adhere to the terms of this Section 10.

         9.4 INJUNCTIVE RELIEF. In the event of any breach or threatened breach by any Selling Party or any Affiliate thereof of any provision of this Section 10, the Buyer shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of such party under this Section 10. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages. In the event of litigation involving this Agreement, if a court of competent jurisdiction determines that the scope of this Section 10 is too broad in any respect, then the scope shall be deemed to be reduced or narrowed to such scope as is found lawful and reasonable by such court. Each Selling Party acknowledges, however, that this
Section 10 has been negotiated by the parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business.

10.      Additional Covenants.
         ---------------------

         10.1 POST-CLOSING RECEIPTS. The Seller and the Buyer each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements or other property that they may receive on or after the Closing that properly belongs to the other party under the terms of this Agreement, and will account to the other for all such receipts.

         10.2 TRANSFER TAXES. The Seller and the Buyer shall each pay at the Closing one-half of all state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets hereunder.

         10.3 BULK SALES. The Buyer hereby waives the Seller's compliance with any bulk sales laws that may apply to the Transactions, including with respect to taxes, but the Selling Parties hereby jointly and severally indemnify the Buyer against any Damages that the Buyer may incur that it would not have incurred if the Seller had complied with any such bulk sales laws.

         10.4 LIQUIDATION. To the extent that the Seller shall effect any partial or total liquidation after the Closing, the Seller shall require as part of the plan of such liquidation that the direct and indirect recipient of any assets distributed in such liquidation shall be responsible for any obligations of the Seller under this Agreement to the extent of any assets so distributed. Lunt shall take such actions as are necessary to cause the Seller to impose such obligation on any recipient of any such distributed assets of the Seller, including himself if he is a recipients, and shall give the Buyer prompt notice of any such distribution.

         10.5 SATISFACTION OF LIABILITIES. After the Closing, the Selling Parties shall take whatever actions are necessary to pay, discharge or perform, as appropriate, all Liabilities of the Seller that are not Assumed Liabilities. In particular, the Selling Parties shall pay and discharge any Liabilities that may be due to Siegel Business Services, Inc. with respect to the Transactions.

         10.6 CONFIDENTIALITY. If the Transactions are not consummated, each party shall treat all information obtained in its investigation of another party or any Affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall return to such other party or Affiliate all copies made by it or its representatives of confidential information provided by such other party or Affiliate.

         10.7 PAYMENT OF EXPENSES OF SELLING PARTIES. Lunt shall pay any obligations of the Selling Parties that may be due with respect to the Transactions.

         10.8 PAYMENT OF EXPENSES OF BUYING PARTIES. The Buying Parties shall pay all obligations of the Buying Parties that may be due to legal counsel for the Buying Parties with respect to the Transactions.

         10.9 INSURANCE. The Buying Parties shall maintain after the Closing Date products liability insurance for an amount of coverage that is equal to the highest aggregate amount of coverage maintained by the Seller at any time during the one year prior to the Closing Date. The Buying Parties shall maintain such insurance until the later of (a) the latest date when all statutes of limitations expire for products liability claims with respect to any products or services sold or provided by the Seller prior to the Closing Date, or (b) the date when all pending products liability claims that may be covered, at least in part, by such insurance have been finally resolved.

11.      Indemnification.
         ----------------

         11.1 BY SELLING PARTIES. From and after the Closing Date, to the extent provided in this Section 11, the Selling Parties shall, jointly and severally, indemnify and hold harmless the Buying Parties from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by them in connection therewith) (collectively, "Damages") that any Buying Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any representation, warranty, covenant or agreement of any Selling Party contained in any Transaction Document; (b) any injuries to persons, property or business by reason of defectiveness, improper design or manufacture or malfunction, or otherwise, of any product sold or services provided by any Selling Party, whether known or unknown, currently asserted or arising hereafter, if such claims are based upon or arise out of products sold or services performed on or prior to the Closing Date; (c) any Environmental Conditions existing on or prior to the Closing; or (d) any Liabilities of the Seller, whether arising before, on or after the Closing, that are not assumed by Buyer hereunder ("Unassumed Liabilities"). For the purposes of this Agreement, Pamarco shall be deemed to have suffered any Damages that are suffered by the Buyer so that Pamarco shall be entitled to claim recovery to the same extent that the Buyer would be entitled to claim recovery, but the Buyer's right to claim recovery shall be reduced by the amount for which Pamarco claims recovery in order to avoid duplication.

         11.2 BY BUYING PARTIES. From and after the Closing Date, to the extent provided in this Section 11, the Buying Parties shall, jointly and severally, indemnify and hold harmless the Selling Parties from and against any Damages that any Selling Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any representation, warranty, covenant or agreement of any Buying Party contained in this Agreement; (b) any injuries to persons, property or business by reason of defectiveness, improper design or manufacture or malfunction, or otherwise, of any product sold or services provided by any Buying Party, whether known or unknown, currently asserted or arising hereafter, if such claims are based upon or arise out of products sold or services performed after the Closing Date but only to the extent that the Buying Parties would not be entitled to seek indemnification under Section 11.1 with respect to any such claims; (c) any Environmental Conditions existing after the Closing that were not existing on or prior to the Closing Date; or (d) the Assumed Liabilities. For the purposes of this Agreement, Lunt shall be deemed to have suffered any Damages that are suffered by the Seller so that Lunt shall be entitled to claim recovery to the same extent that the Seller would be entitled to claim recovery, but the Seller's right to claim recovery shall be reduced by the amount for which Lunt claims recovery in order to avoid duplication.

         11.3 PROCEDURE FOR CLAIMS. A party seeking indemnification under this
Section 11 (an "Indemnified Party") shall give notice of the claim for Damages and a brief explanation of the basis thereof, to each party responsible alleged to be responsible for indemnification hereunder (an "Indemnitor"), prior to any applicable Survival Date specified below. In the case of a claim against the Selling Parties that may be covered at least in part by the Escrow Funds, a Buying Party shall pursue such claim in accordance with the Escrow Agreement. In the case of a claim against the Selling Parties that cannot be fully satisfied by the amount of Escrow Funds then maintained by the Escrow Agent, and in the case of any claim against the Buying Parties, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor.

         11.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as provided below, any claim for breach of any representations or warranties or for breach of any covenants or agreements of a party in this Agreement shall be made by giving notice under Section 11.3 and in accordance with the Escrow Agreement on or before the expiration of 18 months after the Closing Date (the "Survival Date") or the claim shall be invalid. Any of the following types of claims shall be made before the respective dates specified below or the claims shall be invalid (such date for each type of claim being the "Survival Date" for that particular type of claim): (a) prior to the expiration of the applicable statute of limitations--any claim for Damages related to (i) any Unassumed Liabilities,
(ii) a breach of any covenant or agreement to be performed at least in part after the Closing Date, (iii) a breach of any representations or warranties of a party to this Agreement that were untrue when made and were made with an intent to mislead or defraud, or (iv) a products liability matter specified in clause
(b) of the first sentence of Section 11.1 or in clause (b) of the first sentence of Section 11.2; and (b) prior to the third anniversary of the Closing Date--any claim for Damages with respect to an Environmental Condition, whether based on a breach of any representation or warranty or on the indemnification for Environmental Conditions in clause (c) of the first sentence of Section 11.1 or in clause (c) of the first sentence of Section 11.2. If more than one of such Survival Dates applies to a particular claim, the latest of such Survival Dates shall be the controlling Survival Date for such claim.

         11.5 THIRD PARTY CLAIMS. An Indemnified Party shall give any Indemnitor prompt notice of the institution by a third party of any actions, suits or other administrative or judicial proceedings at any time prior to the applicable Survival Date if the Indemnified Party would be entitled to claim indemnification under this Section 11 in connection with any such action, suit or other proceeding. After such notice, any Indemnitor may, or if so requested by the Indemnified Party, any Indemnitor shall, participate in any such action, suit or other proceeding or assume the defense thereof, with counsel satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate at its own expense in the defense of any such action, suit or other proceeding; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnified Party, that (a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of any such action, suit or other proceeding or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this Section 11.5 shall not bar an Indemnified Party's right to claim indemnification under this Section 11, except to the extent that an Indemnified Party shall have been harmed by such failure.

         11.6 OTHER REMEDIES. The indemnification rights under this Section 11 are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

12.      Contents of Agreement, Amendment, Parties in Interest, Assignment, Etc.
         -----------------------------------------------------------------------

         This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder, except that Pamarco may assign its rights and obligations hereunder to any Affiliate of Pamarco, but in the case of any such assignment, Pamarco shall continue to be liable for fulfillment of its obligations hereunder. In addition, the Buying Parties may grant security interests in their rights hereunder to First Fidelity Bank, N.A. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. After the Closing, each party hereto shall execute and deliver any and all papers and documents that may be deemed reasonably necessary by counsel to the other parties to complete the Transactions.

13.      INTERPRETATION.
         ---------------

         Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted accounting principles.

14.      NOTICES.
         --------

         All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

                  If to a Buying Party:

                           Pamarco Technologies Inc.
                           c/o Bradford Ventures Limited
                           1212 Avenue of the Americas
                           New York, New York 10036
                           FAX: 212-764-3467

                           with a copy to:

                           Morgan, Lewis & Bockius
                           Attention: Thomas J. Sharbaugh
                           2000 One Logan Square
                           Philadelphia, Pennsylvania 19103
                           FAX: 215-963-5299

                  If to a Selling Party:

                           Mr. Christopher J. Lunt
                           3462 Route 147
                           Millersburg, Pennsylvania 17061

                           with a copy to:

                           Joseph D. Kerwin, Esquire
                           Kerwin & Kerwin
                           East Main Street
                           R.R.1, Box 566
                           Elizabethville, Pennsylvania 17023-9765

15.      Governing Law.
         --------------

         This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its provisions concerning conflict of laws.

16.      Counterparts.
         -------------

         This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                           ASHCON, INC.


                           By:
                              ------------------------------
                           Title:


                           ---------------------------------
                           CHRISTOPHER J. LUNT


                           PAMARCO TECHNOLOGIES, INC.


                           By:
                              ------------------------------
                           Title:


                           DAUPHIN GRAPHIC MACHINES, INC.


                           By:
                              ------------------------------
                           Title: